                                                                                                              EXHIBIT 99

                        MONSANTO COMPANY AND SUBSIDIARIES
              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                             Three Months Ended
                                                  March 31,                           Year Ended Dec. 31,
                                            --------------------- -----------------------------------------------------------
                                               1999       1998         1998       1997       1996       1995       1994
                                               ----       ----         ----       ----       ----       ----       ----

Income from continuing operations
     before provision for income taxes         $228       $296        ($243)*     $366*      $553*      $645*      $636
Add
     Fixed charges                              137         80          372        236        172        178        140
     Less capitalized interest                   (4)        (1)         (15)       (14)        (9)        (5)        (4)
     Dividends from affiliated companies         --         --            8          4          6          3          2
Less equity income (add equity loss)
     of affiliated companies                      1        (11)          23        (20)        42         (3)        (4)
                                             -------    -------       -----    --------    ------    --------     ------
         Income as adjusted                  $  363       $364         $145       $572       $764       $818       $770
                                             ======       ====         ====       ====       ====       ====       ====


Fixed charges
     Interest expense                          $122        $66         $312       $170       $119       $132       $100
     Capitalized interest                         4          1           15         14          9          5          4
Portion of rents representative
       of interest factor                        11         13           45         52         44         41         36
                                              -----      -----       ------     ------     ------     ------     ------
         Fixed charges                       $  137       $ 80       $  372       $236       $172       $178       $140
                                             ======       ====       ======       ====       ====       ====       ====


Ratio of earnings to fixed charges             2.64       4.55         0.39       2.42       4.44       4.60       5.50
                                               ====       ====      =======       ====       ====       ====       ====



* Includes charges for restructuring, acquired in-process research and other unusual items of $1,060 million for the year ended Dec. 31, 1998, and $684 million, $376 million and $90 million for the year ended Dec. 31, 1997, and 1996 and 1995, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 3.24 for the year ended Dec. 31, 1998, and 5.32,
6.60 and 5.10 for the years ended Dec. 31, 1997, 1996 and 1995, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994.